UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported) November 26, 2003

DJ ORTHOPEDICS, INC.

(Exact name of registrant as specified its charter)

Delaware	001-16757	33-0978270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2985 Scott Street, Vista, CA		92081
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (800) 336-5690

Not applicable

(Former name or former address, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On November 26, 2003, dj Orthopedics, LLC, a wholly-owned subsidiary of dj Orthopedics, Inc., (collectively “dj Orthopedics” or the “Company”) acquired the bone growth stimulation device (BGS) business from OrthoLogic Corporation (“OrthoLogic”), for $93 million in cash plus certain assumed liabilities and transaction costs amounting to approximately $0.9 million. The purchase price was reached through arms-length negotiations with OrthoLogic.  dj Orthopedics financed the purchase with cash on hand of $12.1 million and a portion of the proceeds of a $100 million term loan received in connection with a new credit agreement with Wachovia Bank, National Association, as administrative agent, and several other participating lenders. Proceeds from the term loan were also used to repay the Company’s existing bank debt, amounting to approximately $15.5 million. The new credit agreement also provides the Company with available borrowings under a $30 million revolving credit facility.

The BGS products include the OL1000, which utilizes patented Combined Magnetic Field technology to deliver a highly specific, low-energy signal for the non-invasive treatment of an established nonunion fracture and SpinaLogic®, a device used as an adjunct to primary lumbar spinal fusion surgery. The Company acquired all of the operating assets of the BGS business, which is located in Tempe, Arizona and has approximately 140 employees who have become employees of the Company. The BGS business represents substantially all of the operating assets of OrthoLogic. The Company intends to operate the BGS business as the dj Orthopedics’ Regentek™  division, which will be reported as a separate segment for financial reporting purposes.

In connection with the acquisition, the Company entered into a Transition Services Agreement with OrthoLogic under which certain information technology and general and administrative services will be provided by each party to the other party for up to six months and will be reimbursed at the cost of such services.  In addition, the Company has subleased the portion of the OrthoLogic facility used by the BGS business for one year, with two six-month renewal options, at a cost approximating OrthoLogic’s actual costs for the subleased portion of the facility, including an allocation of rent and all common area maintenance and other expenses.

The description of the transaction and the new credit agreement contained in this Item 2 is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, dated October 8, 2003, by and between OrthoLogic and the Company, which was filed as Exhibit 2.1 to the Company’s report on Form 10-Q, filed with the Securities and Exchange Commission on November 10, 2003, and is incorporated herein by reference, and the full text of the credit agreement which is attached as Exhibit 10.1.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of business acquired.

The audited financial statements required by this Item 7 for OrthoLogic for the year ended December 31, 2002 filed with the Securities and Exchange Commission are filed as an exhibit hereto.

The unaudited interim financial statements required by this Item 7 for OrthoLogic for the interim period ended September 30, 2003 filed with the Securities and Exchange Commission are filed as an exhibit hereto.

(b)	Pro forma financial information.

The pro forma financial information required by this Item 7 for the combined balance sheet of dj Orthopedics and OrthoLogic, as of September 27, 2003, and for the combined statements of operations of dj Orthopedics and OrthoLogic for the nine months ended September 27, 2003, and the year ended December 31, 2002, are filed as an exhibit hereto and are incorporated herein by reference.

(c)	Exhibits.

ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On December 3, 2003, dj Orthopedics, Inc. issued a press release regarding the acquisition of the bone growth stimulation device business from OrthoLogic Corporation, and to announce pro forma financial information for the acquisition.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report.

Exhibit	Description

10.1

Credit Agreement among dj Orthopedics, LLC, as borrower, dj Orthopedics, Inc., the lenders named thereto, Wachovia Bank, National Association, as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, and Bank of America, N.A., Bank of the West and Union Bank of California, N.A., as Documentation Agents for $130,000,000 Senior Secured Credit Facilities, dated as of November 26, 2003.

23.1	Independent Auditor’s Consent of Deloitte & Touche, LLP.

99.1	Press release of dj Orthopedics, Inc. dated December 3, 2003.

99.2	OrthoLogic Corporation’s audited financial statements included in OrthoLogic’s Form 10-K for the year ended December 31, 2002.

99.3	OrthoLogic Corporation’s unaudited interim financial statements included in OrthoLogic’s Form 10-Q for the quarterly period ended September 30, 2003.

99.4

dj Orthopedics Unaudited Pro Forma (i) Combined Balance Sheet as of September 27, 2003; (ii) Combined Statements of Operations for the nine months ended September 27, 2003 and for the year ended December 31, 2002; and (iii) related Notes to Unaudited Pro Forma Combined Financial Statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2003	DJ ORTHOPEDICS, INC.

	By:	/s/ Vickie L. Capps
Vickie L. Capps
Chief Financial Officer (Principal Financial Officer and Authorized Signatory)